STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DESTINY MEDIA TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Chapter)

COLORADO	84-151745
(State of Incorporation)	(I.R.S. Employer Identification No.)

1055 West Hastings Street, Suite 1040

Vancouver, BC, Canada V6E 2E9

Telephone: (604) 609-7736

(Address and Telephone Number of Principal Executive Offices)

THE 2006 STOCK OPTION PLAN

(Full Title of the Plan)

DESTINY MEDIA TECHNOLOGIES INC.,

Attention: Steve Vestergaard, President

1055 West Hastings Street, Suite 1040

Vancouver, BC, Canada V6E 2E9

Telephone: (604) 609-7736

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.001 par value	2,500,000 Shares	$0.34 Per Share	$850,000	$90.95

(1)

This registration statement covers the common stock issuable upon the exercise of options issued under our 2006 Stock Option Plan to directors, officers, employees and eligible consultants of the registrant.

(2)

This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the 2006 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

D/LKY/837137.1

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the market price of our common stock of $0.34 per share as of April 21, 2006 with respect of the options to purchase 2,500,000 shares that may be granted pursuant to the 2006 Stock Option Plan. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

Copies to:

Virgil Z. Hlus, Esq.

Clark Wilson LLP

800 – 885 West Georgia Street

Vancouver, British Columbia V6C 3H1

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2006 Stock Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement. A copy of the 2006 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8 and the form of Stock Option Agreement for use under the 2006 Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

This registration statement relates to a maximum of 2,500,000 common shares in the capital of Destiny Media Technologies Inc. issuable pursuant to the exercise of options or other awards granted under the 2006 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the President, Destiny Media Technologies Inc., 1055 West Hastings Street, Suite 1040, Vancouver, BC, Canada V6E 2E9. Our telephone number is 604.609.7736.

PART II

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

(1)	Our Amended Annual Report on Form 10-KSB/A for the year ended August 31, 2005 filed with the SEC on December 20, 2005;

(2)	Our Quarterly Report on Form 10-QSB for the quarter ended November 30, 2005 filed with the SEC on January 17, 2006;

(3)	Our Current Report on Form 8-K filed with the SEC on March 3, 2006;

(4)	Our Current Report on Form 8-K filed with the SEC on March 31, 2006;

(5)	Our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2006 filed with the SEC on April 17, 2006;

(6)

A description of our Common Stock which is contained in our Form 10-SB Registration Statement, filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 originally on November 23, 1999 and as amended through April 24, 2000.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The officers and directors of our company are indemnified as provided by the Colorado Business Corporations Act (the "CBCA"), the Articles of Incorporation and the Bylaws of our company.

Under Article 7-109-102 of the CBCA, a corporation may indemnify an officer or director made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)	The person conducted himself or herself in good faith; and

(b)	The person reasonably believed:

(i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

(ii) In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

A corporation may not indemnify a director under the CBCA:

(a)	In connection with a proceeding by or in the right of the corporation in which the director as adjudged liable to the corporation; or

(b)

In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Under the CBCA, a corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102.

Under Article 7-109-103 of the CBCA, a corporation shall indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding, unless limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.

Our articles of incorporation provide that we shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of our company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

The Bylaws of our company provide that we shall indemnify any officer and director against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined in accordance with the Bylaws of our company that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with our company, that his conduct was in our best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to our best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

No indemnification shall be made under our Bylaws to an officer or director with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the officer or director was adjudged liable to the corporation or in connection with any proceeding charging the officer or director derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under the Bylaws in connection with a proceeding brought by or in the right of our company shall be limited to reasonable expenses, including attorney’s fees, incurred in connection with the proceeding.

The Bylaws also provide that we shall indemnify any officer or director who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under the Bylaws against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by us other than the determination in good faith that the defense has been wholly successful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of Clark Wilson LLP, independent legal counsel, regarding the due authorization and valid issuance of the shares of Common Stock, with consent to use.
4.1	The 2006 Stock Option Plan
4.2	Form of Stock Option Agreement for Canadian residents
4.3	Form of Stock Option Agreement for US residents
23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings.

We hereby undertakes:

(1)	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

		(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

We hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by the director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Destiny Media Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on April 25, 2006.

DESTINY MEDIA TECHNOLOGIES INC.

By:
/s/ Steven Vestergaard
Steven Vestergaard, President and Director
(Principal Executive Officer)
(Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven Vestergaard, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ StevenVestergaard	Principal Executive Officer,	April 25, 2006
STEVEN VESTERGAARD	Principal Financial Officer,
Principal Accounting Officer
and Director

/s/ Edward Kolic	Secretary	April 25, 2006
EDWARD KOLIC	and Director

/s/ Lawrence J. Langs	Director	April 25, 2006
LAWRENCE J. LANGS

/s/ Wayne Koshman	Director	April 25, 2006
WAYNE KOSHMAN

Yoshit Aro Kumagai	Director	April 25, 2006
YOSHITARO KUMAGAI